Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D/A (including any and all amendments thereto, the “Schedule 13D”) relating to the common stock, par value $0.0001 per share, of Sorrento Therapeutics, Inc., which may be deemed necessary pursuant to Regulation 13D or 13G promulgated under the Exchange Act.

The undersigned further agree that each party hereto is responsible for the timely filing of the Schedule 13D, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has a reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13D, filed on behalf of each of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Joint Filing Agreement as of the 25th day of May, 2012.

/s/ Henry H. Ji

Henry H. Ji, Ph.D.

/s/ Vivian Q. Zhang

Vivian Q. Zhang, Ph.D.

The Ji-Zhang Family Trust, dated May 20, 2010

By:

      /s/ Henry H. Ji

      Henry H. Ji, Ph.D., co-trustee

      /s/ Vivian Q. Zhang

      Vivian Q. Zhang, Ph.D., co-trustee